Tidal ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated June 28, 2022, relating to the financial statements and financial highlights of ZEGA Buy and Hedge ETF, a series of Tidal ETF Trust, for the period ended April 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 26, 2022